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                           CAREER CENTRAL CORPORATION

                           THIRD AMENDED AND RESTATED

                           INVESTORS' RIGHTS AGREEMENT


         This Third Amended and Restated Investors' Rights Agreement (the "AGREEMENT") is made effective as of September 27, 1999.

                                    RECITALS

         A. In connection with the sale and issuance of its Series A Preferred Stock, Career Central Corporation, a California corporation (the "COMPANY"), entered into that certain Registration Rights Agreement (the "SERIES A REGISTRATION RIGHTS AGREEMENT") with Jeffrey Hyman ("HYMAN") and the purchasers of such Series A Preferred Stock (such purchasers, the "SERIES A INVESTORS").

         B. In connection with the sale and issuance of its Series B Preferred Stock, the Company entered into that certain First Amended and Restated Registration Rights Agreement dated July 26, 1996 (the "SERIES B REGISTRATION RIGHTS AGREEMENT") with the purchasers of such Series B Preferred Stock (such purchasers, the "SERIES B INVESTORS") and certain Series A Investors. The Series B Registration Rights Agreement was an amendment and restatement of, and fully replaced and superseded, the Series A Registration Rights Agreement.

         C. In connection with the sale and issuance of its Series C Preferred Stock, the Company entered into that certain Amended and Restated Investors' Rights Agreement dated September 10, 1997 (the "INVESTORS' RIGHTS AGREEMENT") with the purchasers of such Series C Preferred Stock (such purchasers, the "SERIES C INVESTORS") and certain Series A Investors, Series B Investors and other parties. The Investors' Rights Agreement was an amendment and restatement of, and fully replaced and superseded, the Series B Registration Rights Agreement.

         D. In connection with the sale and issuance of its Series D Preferred Stock, the Company entered into that certain Second Amended and Restated Investors' Rights Agreement dated July 2, 1998 (the "SECOND INVESTORS' RIGHTS AGREEMENT") with the purchasers of such Series D Preferred Stock (such purchasers, the "SERIES D INVESTORS") and certain parties to the Investors' Rights Agreement. The Second Investors' Rights Agreement was an amendment and restatement of, and fully replaced and superseded, the Investors' Rights Agreement.

         E. The obligations of the Company and the purchasers of the Company's Series E Preferred Stock (the "SERIES E INVESTORS") under that certain Series E Preferred Stock and Warrant Purchase Agreement of even date herewith (the "SERIES E STOCK AND WARRANT PURCHASE AGREEMENT") by and between the Company and the Series E Investors are conditioned, among other

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things, upon the execution and delivery of this Agreement by the Company and the other parties necessary for the effectiveness of this Agreement.

         F. Section 10 of the Second Investors' Rights Agreement provides that the consent of the Company and holders (the "PRIOR HOLDERS") of a majority of the outstanding or issuable Registrable Securities (as such term is defined thereunder) is required to amend such agreement.

         G. The Company, the Series E Investors and the undersigned Prior Holders who together hold not less than a majority of the Registrable Securities (as defined under the Second Investors' Rights Agreement) now desire to amend and restate the Second Investors' Rights Agreement in its entirety as set forth below in order to grant the Series E Investors the rights, and bind the Series E Investors to the obligations, set forth herein and to make certain other changes to the Second Investors' Rights Agreement.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants hereinafter set forth, all parties hereto agree as follows:

         1. CERTAIN DEFINITIONS. As used in this Agreement, the following terms shall have the following respective meanings:

             "ADVISORS" means Glenn Kaufman, Tycho Ventures, L.L.C. and any other advisor to the Company who was a party to the Series B Registration Rights Agreement.

             "COMMISSION" means the Securities and Exchange Commission or any other Federal agency at the time administering the Securities Act.

             "CONVERSION STOCK" means the Common Stock issued or issuable pursuant to conversion of the Preferred Stock.

             "CLOSING DATE" means the effective date of this agreement.

             "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, or any similar Federal rule or statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

             "FOUNDER" OR "FOUNDERS" means Jeffrey Hyman and Lun Yuen.

             "FOUNDERS' STOCK" means the Common Stock held by the Founders or issuable upon the exercise of stock options granted to the Founders by the Company.

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             "HOLDER" means any Advisor, Founder, Series A Investor, Series B
Investor, Series C Investor, Series D Investor or Series E Investor holding Registrable Securities, or any person holding Registrable Securities to whom the rights under this Agreement have been transferred either (i) in accordance with Section 5.10 hereof or, (ii) prior to the date hereof, in accordance with the analogous transfer provisions of the Series A
Registration Rights Agreement, the Series B Registration Rights Agreement, the Investors' Rights Agreement or the Second Investors' Rights Agreement.

             "INITIATING HOLDERS" means any Holder or Holders who, in the aggregate, hold not less than twenty-five percent (25%) of the Registrable Securities then outstanding.

             "INVESTOR" means any Series A Investor, Series B Investor, Series C Investor, Series D Investor or Series E Investor.

             "PREFERRED STOCK" shall mean the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock of the Company.

             "REGISTRABLE SECURITIES" means (i) the Conversion Stock, (ii) the Founders' Stock, (iii) the Warrant Stock and (iv) any Common Stock of the Company issued or issuable in respect of any of the foregoing upon any conversion, stock split, stock dividend, recapitalization, or similar event; PROVIDED, HOWEVER, that securities shall only be treated as Registrable Securities if and for so long as (i) they have not been registered or sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction, (ii) they have not been sold in a private transaction in which the transferor's rights under this Agreement are not properly assigned in accordance with the terms hereof and (iii) the registration rights with respect to such securities have not terminated pursuant to Section 5.11.

             The terms "REGISTER," "REGISTERED" and "REGISTRATION" refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement.

             "REGISTRATION EXPENSES" shall mean all expenses, except as otherwise stated below, incurred by the Company in complying with Sections 5.1, 5.2 and 5.3 hereof, including without limitation, all registration, qualification and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company, fees of one special legal counsel to the selling Holders as a group (not to exceed $10,000), blue sky fees and expenses, and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company).

             "RESTRICTED SECURITIES" shall mean the securities of the Company required to bear the legends set forth in Section 3 hereof.

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             "RULE 144" shall mean Rule 144 of the Securities Act or any similar Federal rule or statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

             "SECURITIES ACT" shall mean the Securities Act of 1933, as amended, or any similar Federal rule or statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

             "SELLING EXPENSES" shall mean all underwriting discounts, selling commissions and stock transfer taxes applicable to the securities registered by the Holders and all fees and disbursements of counsel to any Holder (other than up to $10,000 in fees and disbursements of one special legal counsel to selling Holders as a group).

             "WARRANT STOCK" shall mean the Common Stock issued or issuable upon the exercise of options or warrants granted to Investors and/or Advisors.

         2. RESTRICTIONS ON TRANSFERABILITY. The Preferred Stock, the Conversion Stock, the Founder's Stock, the Warrant Stock and any other securities issued in respect of such stock upon any stock split, stock dividend, recapitalization, merger, or similar event, shall not be sold, assigned, transferred or pledged except upon the conditions specified in this Agreement, which conditions are intended to ensure compliance with the provisions of the Securities Act. Each Holder or transferee will cause any proposed purchaser, assignee, transferee, or pledgee of any such shares held by the Holder or transferee to agree to take and hold such securities subject to the restrictions and upon the conditions specified in this Agreement, including without limitation the restrictions set forth in Section 8.

         3. RESTRICTIVE LEGEND. Each certificate representing the Preferred Stock, the Conversion Stock, the Founder's Stock, the Warrant Stock or any other securities issued in respect of such stock upon any stock split, stock dividend, recapitalization, merger, or similar event, shall (unless otherwise permitted by the provisions of Section 4 below) be stamped or otherwise imprinted with a legend in substantially the following form (in addition to any legends required by agreement or by applicable state securities laws):

         THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. SUCH SHARES GENERALLY MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION UNLESS THE COMPANY RECEIVES AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO IT STATING THAT SUCH SALE OR TRANSFER IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT.

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         THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A LOCKUP
         PERIOD OF UP TO 180-DAYS FOLLOWING THE EFFECTIVE DATE OF CERTAIN REGISTRATION STATEMENTS OF THE COMPANY FILED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AS SET FORTH IN AN AGREEMENT BETWEEN THE ISSUER AND THE ORIGINAL HOLDER OF THESE SHARES, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE ISSUER. SUCH LOCKUP PERIOD IS BINDING ON TRANSFEREES OF THESE SHARES.

             Each Holder consents to the Company making a notation on its records and giving instructions to any transfer agent of its capital stock in order to implement the restrictions on transfer established in this Agreement. The Company shall be obligated to reissue a certificate without such legends promptly at the request of any holder thereof if the holder shall have obtained an opinion of counsel (which counsel may be counsel to the Company) reasonably acceptable to the Company to the effect (i) that the securities evidenced by such certificate may be lawfully disposed of without registration or qualification and (ii) that the restrictions referred to in such legends are no longer applicable to such holder or such holder's transferees or assigns.

         4. NOTICE OF PROPOSED TRANSFERS. In addition to other restrictions on transfer which such holder, by agreement or otherwise, may be subject, the holder of each certificate representing Restricted Securities by acceptance thereof agrees to comply in all respects with the provisions of this Section
4. Without in any way limiting the immediately preceding sentence, no sale, assignment, transfer or pledge of Restricted Securities shall be made by any holder thereof to any person unless such person shall first agree in writing to be bound by the restrictions of this Agreement including, without limitation, Section 8 and this Section 4. Prior to any proposed sale, assignment, transfer or pledge of any Restricted Securities, unless there is in effect a registration statement under the Securities Act covering the proposed transfer, the holder thereof shall give written notice to the Company of such holder's intention to effect such transfer, sale, assignment or pledge. Each such notice shall describe the manner and circumstances of the proposed transfer, sale, assignment or pledge in sufficient detail, and, if reasonably requested by the Company, the holder shall also provide, at such holder's expense, either (i) a written opinion of legal counsel who shall be, and whose legal opinion shall be, reasonably satisfactory to the Company addressed to the Company, to the effect that the proposed transfer of the Restricted Securities may be effected without registration under the Securities Act, or (ii) a "no action" letter from the Commission to the effect that the transfer of such securities without registration will not result in a recommendation by the staff of the Commission that action be taken with respect thereto, whereupon the holder of such Restricted Securities shall be entitled to transfer such Restricted Securities in accordance with the terms of the notice delivered by the holder to the Company; PROVIDED, HOWEVER, that the Company shall not request an opinion of counsel or "no action" letter with respect to (i) a transfer not involving a change in beneficial ownership, (ii) a transaction involving the distribution without consideration of Restricted Securities by the holder to any of its constituent partners, former partners, members or former members, (iii) a transaction involving the transfer without consideration of

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Restricted Securities by an individual holder during such holder's lifetime by way of gift or on death by will or intestacy or (iv) a transaction involving the transfer without consideration of Restricted Securities by a holder that is a partnership to another partnership under common control with such holder (such transferee, an "AFFILIATED PARTNERSHIP"). It is agreed that the Company will not require opinions of counsel for transactions made pursuant to Rule 144 except in unusual circumstances, provided that the Company receives from the holder such representations and documentation as is reasonably necessary to demonstrate that such disposition complies with Rule
144. Each certificate evidencing the Restricted Securities transferred as above provided shall bear, except if such transfer is made pursuant to Rule 144, the appropriate restrictive legend set forth in Section 3 above, except that such certificate shall not bear such restrictive legend if in the opinion of counsel for such holder and counsel for the Company such legend is not required in order to establish compliance with any provision of the Securities Act. Notwithstanding the foregoing, each holder of Restricted Securities agrees that it will not request that a transfer of the Restricted Securities be made or that the legend set forth in Section 3 be removed from the certificate representing the Restricted Securities, solely in reliance on Rule 144(k) if as a result thereof, the Company would be rendered subject to the reporting requirements of the Exchange Act.

         5.  REGISTRATION.

             5.1  REQUESTED REGISTRATION.

                  (a) REQUEST FOR REGISTRATION. In case the Company shall receive from Initiating Holders a written request that the Company effect any registration with respect to shares of Registrable Securities, the Company will:

                        (i) promptly, and in no event later than ten (10) days from receipt of such written request, give written notice of the proposed registration to all other Holders; and

                        (ii) as soon as practicable, and in any event within ninety (90) days after receipt of such written request, use its best efforts to effect such registration as part of a firm commitment underwritten public offering (including, without limitation, appropriate qualification under applicable state securities laws and appropriate compliance with applicable regulations issued under the Securities Act and any other governmental requirements or regulations) as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any Holder or Holders joining in such request by delivering a written notice to such effect to the Company within twenty (20) days after the date of such written notice from the Company.

         Notwithstanding the foregoing, the Company shall not be obligated to take any action to effect or complete any such registration pursuant to this
Section 5.1:

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                        (A)  Prior to the earlier of (i) six (6) months after
the effective date of the Company's first firm commitment underwritten registered public offering of shares of its capital stock or (ii) three years after the Closing Date;

                        (B) Unless the aggregate offering price to the public of all Registrable Securities sought to be registered by all Holders are reasonably anticipated to exceed $10,000,000;

                        (C)  During the period starting with the date sixty
(60) days prior to the Company's estimated date of filing of, and ending on the date six (6) months immediately following the effective date of, any registration statement pertaining to securities of the Company (other than a registration of securities in a Rule 145 transaction or with respect to an employee benefit plan), provided the Company intends in good faith to file on the estimated date, and provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective;

                        (D) After the Company has effected two registrations pursuant to this subparagraph 5.1(a), and such registrations have been declared or ordered effective; or

                        (E) If the Company shall furnish to the Initiating Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors it would be seriously detrimental to the Company or its shareholders for a registration statement to be filed at such time. In such case, the Company's obligation to use its best efforts to register, qualify or comply under this Section 5.1(a) shall be deferred for a period not to exceed one hundred and twenty (120) days from the date of receipt of the written request from the Initiating Holders, provided that the Company may not exercise this deferral right more than once per twelve month period or twice during the term of this Agreement.

                  (b) UNDERWRITING. In the event of a registration pursuant to Section 5.1, the Company shall advise the Holders as part of the notice given pursuant to Section 5.1(a)(i) that the right of any Holder to registration pursuant to Section 5.1 shall be conditioned upon such Holder's participation in the underwriting arrangements required by this Section 5.1, and the inclusion of such Holder's Registrable Securities in the underwriting to the extent requested shall be limited to the extent provided herein. A Holder may elect to include in such underwriting all or a part of the Holder's Registrable Securities.

         The Company shall, together with all Holders proposing to distribute their securities through such underwriting, enter into an underwriting agreement in customary form with the managing underwriter selected for such underwriting by a majority in interest of the Initiating Holders, but subject to the Company's reasonable approval. Notwithstanding any other provision of this
Section 5.1, if the managing underwriter advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Company shall so

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advise all Holders requesting to be included in the registration and underwriting and the number of shares of Registrable Securities that may be included in the registration and underwriting (for purposes of this sentence, the "INCLUDABLE SHARES") shall be allocated as follows: (i) first, up to fifty percent (50%) of the Includable Shares shall be allocated among all Holders other than Founders requesting to be included in the registration and underwriting in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by them at the time of filing the registration statement and (ii) next, all remaining Includable Shares shall be allocated among all Holders (including Founders) requesting to be included in the registration and underwriting in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by them at the time of filing the registration statement net of amounts included pursuant to clause (i) of this sentence. No Registrable Securities excluded from the underwriting by reason of the underwriter's marketing limitation shall be included in such registration. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest one hundred
(100) shares. If any Holder of Registrable Securities disapproves of the terms of the underwriting, such person may elect to withdraw therefrom by written notice to the Company.

             5.2  COMPANY REGISTRATION.

                  (a) NOTICE OF REGISTRATION. If at any time or from time to time the Company shall determine to register any of its equity securities, either for its own account or the account of a Holder or other holders, other than (i) a registration relating solely to employee benefit plans, (ii) a registration relating solely to a Rule 145 transaction, or (iii) a registration in which the only equity security being registered is Common Stock issuable upon conversion of convertible debt securities which are also being registered, the Company will:

                       (i) promptly, and in no event later than ten (10) days give to each Holder written notice thereof; and

                       (ii) include in such registration (and any related qualifications including compliance with Blue Sky laws), and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests, made within twenty (20) days after the date of such written notice from the Company, by any Holder.

                  (b) UNDERWRITING. If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Holders as a part of the written notice given pursuant to Section 5.2(a)(i). In such event, the right of any Holder to registration pursuant to Section 5.2 shall be conditioned upon such Holder's participation in such underwriting and the inclusion of Registrable Securities in the underwriting shall be limited to the extent provided herein.

                  All Holders proposing to distribute their securities through such underwriting shall (together with the Company and the other holders distributing their securities through such

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underwriting) enter into an underwriting agreement in customary form with the managing underwriter selected for such underwriting by the Company. Notwithstanding any other provision of this Section 5.2, if the managing underwriter determines that marketing factors require a limitation of the number of shares to be underwritten, the managing underwriter may limit the Registrable Securities to be included in such registration (i) in the case of the Company's initial public offering, to zero, and (ii) in the case of any other offering, to an amount no less than 30% of all shares to be included in such offering. In such event, the Company shall so advise all Holders requesting to be included in the registration and underwriting and the number of shares of Registrable Securities that may be included in the registration and underwriting (for purposes of this sentence, the "INCLUDABLE SHARES") shall be allocated as follows: (i) first, up to fifty percent (50%) of the Includable Shares shall be allocated among all Holders other than Founders requesting to be included in the registration and underwriting in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by them at the time of filing the registration statement and (ii) next, all remaining Includable Shares shall be allocated among all Holders (including Founders) requesting to be included in the registration and underwriting in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by them at the time of filing the registration statement net of amounts included pursuant to clause (i) of this sentence. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest one hundred (100) shares. If any Holder disapproves of the terms of any such underwriting, such person may elect to withdraw therefrom by written notice to the Company.

                  (c) RIGHT TO TERMINATE REGISTRATION. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 5.2 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration.

             5.3  REGISTRATION ON FORM S-3.

                  (a) REQUEST FOR REGISTRATION. After its initia public offering, the Company shall use its best efforts to qualify for registration on Form S-3 or any comparable or successor form or forms. The Holders shall have the right to request registrations on Form S-3. In case the Company shall receive from a Holder or Holders of Registrable Securities a written request that the Company file a registration statement on Form S-3 (or any successor form to Form S-3) or any related qualification or compliance for a public offering of shares of the Registrable Securities the aggregate price to the public of which is reasonably anticipated to exceed $1,000,000, and the Company is a registrant entitled to use Form S-3 to register the Registrable Securities for such an offering, the Company shall use its best efforts to cause such Registrable Securities to be registered for the offering on such form and to cause such Registrable Securities to be qualified in such jurisdictions as such Holder or Holders may reasonably request; provided, however, that the Company shall not be required to effect more than one registration pursuant to this Section 5.3 in any six (6) month period. If such offer is to be an underwritten offer, the underwriters must be acceptable to both such Holder or Holders and the Company. The Company shall promptly give written notice to the other Holders of the proposed registration and offer them upon at least twenty

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(20) days written notice the opportunity to participate. If registration is proposed to be part of a firm commitment underwritten public offering, the substantive provisions of Section 5.1(b) shall be applicable to each such registration initiated under this Section 5.3. The Company shall cause each such registration on Form S-3 to be maintained in effect until the earlier to occur of 180 days or the date the shares under the S-3 are sold.

                  (b) Notwithstanding the foregoing, the Company shall not be obligated to take any action pursuant to this Section 5.3:

                       (i) If the Company, within ten (10) days of the receipt of the request described in Section 5.3(a), gives notice of its bona fide intention to effect the filing of a registration statement with the Commission within ninety (90) days of receipt of such request (other than with respect to a registration statement relating to a Rule 145 transaction, an offering solely to employees or any other registration which is not appropriate for the registration of Registrable Securities) provided that the Company is actively employing in good faith all reasonable efforts to cause such filing;

                       (ii)  During the period starting with the date sixty
(60) days prior to the Company's estimated date of filing of, and ending on the date six (6) months immediately following the effective date of, any registration statement pertaining to securities of the Company (other than a registration of securities in a Rule 145 transaction or with respect to an employee benefit plan), provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective; or

                       (iii) If the Company shall furnish to the Holder or Holders who delivered the request described in Section 5.3(a) a certificate signed by the President of the Company stating that, in the good faith judgment of the Board of Directors, it would be seriously detrimental to the Company or its shareholders for registration statements to be filed at such time, then the Company's obligation to use its best efforts to file a registration statement shall be deferred for a period not to exceed one hundred and twenty (120) days from the receipt of the request to file such registration by such Holder or Holders, provided that the Company may not exercise this deferral right more than once per twelve month period.

             5.4 LIMITATIONS ON SUBSEQUENT REGISTRATION RIGHTS. The Company shall not enter into any agreement granting any holder or prospective holder of any securities of the Company registration rights superior to the rights granted hereunder without the written consent of the holders of a majority of the Registrable Securities.

             5.5 EXPENSES OF REGISTRATION. All Registration Expenses incurred in connection with (i) all registrations pursuant to Section 5.1,
(ii) all registrations pursuant to Section 5.2, and (iii) four (4) registrations pursuant to Section 5.3 shall be borne by the Company. Notwithstanding the foregoing, in the event that Initiating Holders cause the Company to begin a registration pursuant to Section 5.1 or Section 5.3, and the request for such registration is subsequently withdrawn by the

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Holders requesting such registration or such registration is not completed due to failure to meet the net proceeds requirement set forth in such section or is otherwise not successfully completed due to no fault of the Company, all Holders shall be deemed to have forfeited their right to a registration under Section 5.1, or a registration at the expense of the company under
Section 5.3, as applicable, unless such requesting Holders pay for, or reimburse the Company for, the Registration Expenses incurred in connection with such withdrawn or incomplete registration. Unless otherwise stated, all Selling Expenses relating to securities registered on behalf of the Holders and all other registration expenses shall be borne by the Holders of such securities pro rata on the basis of the number of shares so registered or proposed to be so registered.

             5.6 REGISTRATION PROCEDURES. In the case of each registration effected by the Company pursuant to this Agreement, the Company will keep each Holder advised in writing as to the initiation of such registration and as to the completion thereof. The Company will, as expeditiously as reasonably possible:

                  (a) Prepare and file with the Commission a registration statement, the prospectus, and such amendments and supplements as may be necessary and use its best efforts to cause such registration statement to become and remain effective for at least one hundred and eighty (180) days or until the distribution described in the registration statement has been completed, whichever first occurs.

                  (b) Furnish to the Holders participating in such registration and to the underwriters of the securities being registered such reasonable number of copies of the registration statement, preliminary prospectus, final prospectus and such other documents, including any amendment or supplement to the prospectus, as such underwriters and Holders may reasonably request in order to facilitate the public offering of such securities.

                  (c) Use its best efforts to register and qualif the securities covered by such registration statement under the securities laws of such jurisdictions as shall be reasonably appropriate for the distribution of the securities covered by the registration statement, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such jurisdiction, and provided further that (anything in this Agreement to the contrary notwithstanding with respect to the bearing of expenses) if any jurisdiction in which the securities shall be qualified shall require that expenses incurred in connection with the qualification of the securities in that jurisdiction be borne by selling shareholders, then such expenses shall be payable by the selling Holders pro rata, to the extent required by such jurisdiction if such Holders do not elect to withdraw from the registration after notice of such requirement.

                  (d) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement with terms generally satisfactory to the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

                  (e) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

                  (f) Cause all such Registrable Securities registered hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed.

                  (g) Provide a transfer agent and registrar for all Registrable Securities registered pursuant to such registration statement and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

             5.7  INDEMNIFICATION.

                  (a) The Company will indemnify each Holder, each of its officers and directors and partners, legal counsel and each person controlling such Holder within the meaning of Section 15 of the Securities Act, with respect to which registration, qualification or compliance has been effected pursuant to this Agreement, against all expenses, claims, losses, damages or liabilities (or actions in respect thereof) (including, without limitation, reasonable attorney's fees and expenses and expenses related to charges, proceedings, demands and judgments), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, preliminary or final prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any such registration, qualification or compliance (including, without limitation, any qualification and compliance activities incident to any such registration), or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation or alleged violation by the Company of the Securities Act, the Exchange Act, as amended, state securities law or any rule or regulation promulgated under such laws applicable to the Company in connection with any such registration, and the Company will reimburse each such Holder, each of its officers and directors, legal counsel and each person controlling such Holder, for any legal and any other expenses reasonably incurred, as such expenses are incurred, in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission or alleged untrue statement or omission, made in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by such Holder or controlling person, and stated to be specifically for use in connection with such registration; provided, however, that the foregoing indemnity Agreement is subject to the condition that, insofar as it relates to any such untrue statement, alleged untrue statement, omission or alleged omission made in a preliminary prospectus on file with the Commission at the time the registration statement becomes effective or the amended prospectus filed with the Commission pursuant to Rule 424(b) (the "FINAL PROSPECTUS"), such indemnity Agreement shall not inure to the benefit of any Holder, if a copy of the Final Prospectus was not furnished to the person asserting the loss, liability, claim or damage at or prior to the time such action is required by the Securities Act, provided that selling Holders and/or their agents and representatives were solely responsible for providing such Final Prospectus, and if the Final Prospectus would have cured the defect giving rise to the loss, liability, claim or damage.

                  (b) Each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration is being effected, indemnify the Company, each of its directors and officers, legal counsel and any underwriter of the Company's securities covered by such a registration statement, each person who controls the Company within the meaning of Section 15 of the Securities Act, and each other such Holder, each of its officers and directors and each person controlling such Holder within the meaning of Section 15 of the Securities Act, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading. The indemnification obligations of the Holders under this Section 5.7(b) shall only apply to the extent that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by such Holder expressly stating that such information may be included in such document. Each Holder will reimburse each person entitled to indemnification by such Holder hereunder for any legal or any other expenses reasonably incurred, as such expenses are incurred, in connection with investigating or defending any such claim, loss, damage, liability or action, Notwithstanding the foregoing, the liability of each Holder under this subsection 5.7(b) shall be limited to an amount equal to the initial public offering price per share of the shares sold by such Holder times the number of shares sold by Holder, unless such liability arises out of or is based on willful misconduct by such Holder. The obligation of any Holder pursuant to this Section 5.7(b) to indemnify the parties identified herein shall not apply to amounts paid in settlement of any such losses, claims, damages or liabilities (or actions in respect thereof) if such settlement is effected without the consent of such Holder, such consent not to be unreasonably withheld.

                  (c)  Each party entitled to indemnification under this
Section 5.7 (the "INDEMNIFIED PARTY") shall give notice to the party required to provide indemnification (the "INDEMNIFYING PARTY") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party's expense, and provided further that the failure of any

Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Agreement unless the failure to give such notice is materially prejudicial to an Indemnifying Party's ability to defend such action and provided further, that the Indemnifying Party shall not assume the defense for matters as to which there is a conflict of interest or there are separate and different defenses. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party (whose consent shall not be unreasonably withheld), consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

                  (d)  If the indemnification provided for in this Section
5.7 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any losses, claims, damages or liabilities referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall to the extent permitted by applicable law contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on other in connection with the violation(s) that resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, that in no event shall any contribution by a Holder hereunder exceed the net proceeds from the offering received by such Holder.

             5.8 INFORMATION BY HOLDER. The Holder or Holders of Registrable Securities included in any registration shall furnish to the Company such information regarding such Holder or Holders, the Registrable Securities held by them and the distribution proposed by such Holder or Holders as the Company may request in writing and as shall be required in connection with any registration referred to in this Agreement.

             5.9 EXCHANGE ACT REPORTS. With a view to making available the benefits of certain rules and regulations of the Commission which may at any time permit the sale of the Restricted Securities to the public pursuant to a registration on Form S-3 or without registration, in each case, after such time as a public market exists for the Common Stock of the Company, the Company agrees to use its best efforts to:

                  (a) Make and keep public information available, as those terms are understood and defined in Rule 144, at all times after the effective date that the Company becomes subject to the reporting requirements of the Securities Act or the Exchange Act;

                  (b) File with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements);

                  (c) Take such other action as may be necessary to allow the Holders to utilize Form S-3 for the resale of their Registrable Securities; and

                  (d) So long as a Holder owns any Restricted Securities, to furnish to the Holder forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company for an offering of its securities to the general public), and of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), that it qualifies as a registrant whose securities may be resold pursuant to a registration statement on Form S-3, a copy of the most recent annual or quarterly report of the Company, and such other reports and documents of the Company and other information in the possession of or reasonably obtainable by the Company as the Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing the Holder to sell any such securities without registration.

             5.10 TRANSFER OF REGISTRATION RIGHTS. The rights to cause the Company to register securities granted Holders under Sections 5.1, 5.2 and
5.3 may be assigned to a transferee or assignee in connection with any transfer or assignment of Registrable Securities by the Holder provided that:
(i) such transfer is otherwise effected in accordance with applicable securities laws and the terms of this Agreement, (ii) such assignee or transferee is reasonably acceptable to the Company and acquires at least 250,000 shares of Registrable Securities, (iii) written notice is promptly given to the Company and (iv) such transferee agrees to be bound by the provisions of this Agreement. Notwithstanding the foregoing, the rights to cause the Company to register securities may be assigned without compliance with item (ii) above to (x) any constituent partner, former partner, Affiliated Partnership, member or former member, or shareholder of a Holder which is a partnership, limited liability company or corporation or (y) a family member of a Holder or trust for the benefit of a Holder, the spouse of a Holder or issue of a Holder. Registrable Securities acquired by two or more transferees which are affiliates of each other shall be aggregated for the purpose of determining the requirement set forth in item (ii) above.

             5.11 TERMINATION OF REGISTRATION RIGHTS. The rights granted pursuant to Sections 5.1, 5.2 and 5.3 of this Agreement shall terminate as to any Holder upon the earlier of (i) the date five years after the effective date of the Company's initial public offering and (ii) such time as a public market for the Company's Common Stock exists that the Holder may sell all Registrable Securities held by the Holder during any three-month period under Rule 144.

         6.  FINANCIAL INFORMATION AND INSPECTION RIGHTS.

                  (a) The Company will provide the following reports to (i) each Investor or Advisor (or affiliated group of Investors) who holds an aggregate of at least 95,000 shares of Preferred Stock, Common Stock and Conversion Stock and (ii) each Founder who continues to hold at least 100,000 shares of Founders' Stock, in each case, as adjusted for stock splits, stock dividends, stock combinations and the like:

                       (i)  As soon as practicable after the end
of the fiscal year ending December 31, 1999 and each fiscal year thereafter, and in any event within ninety (90) days after the end of each such fiscal year, consolidated balance sheets of the Company and its subsidiaries, if any, as of the end of such fiscal year, and consolidated statements of operations and consolidated statements of cash flows and shareholders' equity of the Company and its subsidiaries, if any, for such year, prepared in accordance with generally accepted accounting principles and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and audited by independent public accountants of national standing selected by the Company, and a capitalization table in reasonable detail for such fiscal year;

                       (ii) As soon as practicable after the end of each of the first three quarters of each fiscal year of the Company and in any event within forty-five (45) days thereafter, a consolidated balance sheet of the Company and its subsidiaries, if any, as of the end of each such quarterly period, and consolidated statements of operations and consolidated statements of cash flows of the Company and its subsidiaries, if any, for such period and for the current fiscal year to date, prepared in accordance with generally accepted accounting principles (other than accompanying notes), subject to changes resulting from year-end audit adjustments, in reasonable detail and signed by the principal financial or accounting officer of the Company, and a capitalization table in reasonable detail for such quarterly period; and

                       (iii) At least 30 days prior to the beginning of each fiscal year, commencing with the fiscal year beginning January 1, 2000, a budget as adopted by the Company's Board of Directors for the following fiscal year.

                  (b) The Company will afford to (i) each Investor who continues to hold an aggregate of at least 200,000 shares of Preferred Stock and Conversion Stock and (ii) each Founder who continues to hold 200,000 shares of Founder's Stock, in each case, as adjusted for stock splits, stock dividends, stock combinations and the like: reasonable access during normal business hours to the Company's accounting books and records and minutes of proceedings of the shareholders and the Board of Directors and committees of the Board of Directors, and all information distributed to the Board of Directors, for a purpose reasonably related to such shareholder's interests as a shareholder of the Company. The Company shall not be required to disclose details of transactions where to do so would violate confidentiality obligations of the Company. The Company will afford to (i) each Investor who continues to hold an aggregate of at least 200,000 shares of Preferred Stock and Conversion Stock and (ii) each Founder who continues to hold 200,000 shares of Founder's Stock, in each case, as adjusted for stock splits, stock dividends, stock combinations and the like: the right to meet periodically with the Company's executive officers during normal business hours to discuss and make recommendations regarding the conduct of the Company's business and affairs.

                  (c) For purposes of determining the minimum holdings pursuant to this Section 6, (i) any Investor that is a partnership or limited liability company shall be deemed to hold any Preferred Stock originally purchased by such Investor and subsequently distributed to constituent partners or members of such Investor, but which have not been resold by such partners or members and (ii) securities held by two or more holders which are affiliates of each other shall be aggregated. If the partnership or limited liability company is still in existence, the Company may satisfy any obligation to distribute reports to individual partners of the partnership or members of a limited liability company by delivering a single copy of each report to the partnership or limited liability company as agent for the constituent partners or members.

                  (d) The rights granted pursuant to Section 6 may be assigned to any transferee or group of affiliated transferees, other than a competitor or potential competitor of the Company (as reasonably determined by the Company's Board of Directors), if such transferee or group acquires at least the minimum amounts of Preferred Stock and/or Conversion Stock provided in Sections 6(a) and 6(b) above and such transferee or group agrees in writing to be bound by the provisions of Section 6(e), below.

                  (e) Each Holder or transferee of rights under this Section 6 acknowledges and agrees that any information obtained pursuant to this
Section 6 which may reasonably be considered material nonpublic information, trade secrets of the Company or similar proprietary or confidential information of the Company will be maintained in confidence by such Holder or transferee and will not be utilized by such Investor or transferee in connection with purchases or sales of the Company's securities except in compliance with applicable state and Federal securities laws.

         7. TERMINATION OF COVENANTS. The covenants of the Company set forth above in Section 6 shall terminate and be of no further force or effect upon the closing of a firm commitment underwritten public offering or at such time as the Company is required to file reports pursuant to Section 13 or 15(d) of the Exchange Act, whichever shall occur first.

         8. LOCKUP AGREEMENT. Each Investor, Founder, Holder and transferee hereby agrees that, in connection with each registration of the offering of any securities of the Company under the Securities Act for the account of the Company, if so requested by the Company or any representative of the underwriters (the "MANAGING UNDERWRITER"), such Investor, Founder, Holder or transferee shall not sell or otherwise transfer any Registrable Securities of the Company during the period specified by the Company's Board of Directors at the request of the Managing Underwriter, with such period not to exceed one hundred and eighty (180) days in the case of the first such registration and not to exceed ninety (90) days in all other cases (the "MARKET STANDOFF Period"), following the effective date of a registration statement of the Company filed under the Securities Act; PROVIDED,

HOWEVER, that the restriction contained in this Section 8 shall not apply unless all officers and directors of the Company are bound by similar lockup provisions as of the time of such registration. Notwithstanding the foregoing, the restriction contained in this Section 8 shall only apply (i) to Series C Investors, Series D Investors and Series E Investors in connection with the first such registration and (ii) to Series D Investors and Series E Investors if (A) all Series A Investors, Series B Investors, Series C Investors and holders holding not less than 1% of the capital stock of the Company are bound by similar lockup provisions as of the time of such registration and (B) such lockup provisions provide that any discretionary waiver or termination of the restrictions of such provisions by the Company or the Managing Underwriter apply to all persons subject to such lockup provisions pro rata based on those persons' holdings on an as converted to Common Stock basis. The Company may impose stop-transfer instructions with respect to securities subject to the restrictions contained in this Section 8 until the end of such Market Standoff Period. Notwithstanding the foregoing, the provisions of this Section 8 shall not apply to any registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms which may be promulgated in the future, or a registration relating solely to a transaction within Rule 145 of the Securities Act on Form S-4 or similar form which may be promulgated in the future.

         9. EFFECTIVENESS; AMENDMENT AND RESTATEMENT OF THE SECOND INVESTORS' RIGHTS AGREEMENT. This Agreement constitutes an amendment and restatement of the Second Investors' Rights Agreement pursuant to Section 10 thereof and shall become effective and binding on all parties thereto and persons bound by the terms thereof upon obtaining the consent, evidenced by execution of this Agreement, of the Company and holders of a majority of the outstanding or issuable Registrable Securities (as such term is defined in the Second Investors' Rights Agreement). Without limiting the generality of the foregoing, the Company and the undersigned Prior Holders hereby consent to the grant of the rights contained herein to the Series E Investors.

         10. AMENDMENT. Except as otherwise provided above, any provision of this Agreement may be amended or the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of a majority of the Registrable Securities then outstanding. Notwithstanding the foregoing, no amendment shall be made to this Agreement which by its terms adversely affects, or which was motivated primarily by an intent to adversely affect, a particular Holder or class of Holders (i.e., Founders or Investors) in a manner differently from the other Holders without the written consent of such adversely affected Holder or a majority of the Registrable Securities held by the Holders in such adversely affected class. Any amendment or waiver effected in accordance with Section 5.4 or Section 10, as applicable, shall be binding upon each Investor, Founder, Holder of Registrable Securities at the time outstanding, each future holder of any of such securities, and the Company. Notwithstanding the foregoing, no term or provision of Section 8 of this Agreement expressly set forth for the benefit of the Series D Investors or Series E Investors shall be amended or waived without the unanimous written consent of the affected Series D Investors and Series E Investors.

         11. GOVERNING LAW. This Agreement shall be governed in all respects by the internal laws of the State of California without regard to conflict of laws provisions.

         12. AGGREGATION OF SHARES. Notwithstanding anything to the contrary contained herein, a Holder may, for the purpose of exercising any right herein, the exercise of which is conditioned upon such Holder holding a minimum number of shares of Registrable Securities, aggregate all such shares of Registrable Securities owned by such Holder, its affiliates, partners or members to meet or otherwise satisfy such minimum holding requirement.

         13. ENTIRE AGREEMENT. This Agreement together, in the case of the Series E Investors, with the Series E Stock and Warrant Purchase Agreement and other documents referred to herein or therein constitutes the full and entire understanding and Agreement among the parties regarding the matters set forth herein. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon the successors, assigns, heirs, executors and administrators of the parties hereto.

         14. NOTICES, ETC. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, or otherwise delivered by facsimile transmission with written confirmation, by hand, by overnight delivery or by messenger, addressed:

                  (a) if to a Holder, at such Holder's address or addresses as set forth in EXHIBIT A, or at such other address as such Holder shall have furnished to the Company.

                  (b)  if to the Company, to:

                       Career Central Corporation
                       3500 West Bayshore Road
                       Palo Alto, CA  94303
                       Attn:  Jeffrey Hyman
                       Fax:  (650) 847-3591

or at such other address as the Company shall have furnished to the Holders, with a copy to:

                       Wilson Sonsini Goodrich & Rosati, P.C.
                       650 Page Mill Road
                       Palo Alto, CA 94304-1050
                       Attn: Chris Nicholson, Esq.
                       Fax:  (650) 493-6811

                  Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given when delivered if delivered personally or by facsimile transmission, or, if sent by mail, at the earlier of its receipt or seventy-two (72) hours after the same has been deposited in a regularly maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid.

         15. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date written below.

THE COMPANY:
Career Central Corporation,
a California corporation

By:  /s/ Jeffrey Hyman
    -------------------------------------
    Jeffrey Hyman. President


PRIOR HOLDERS:


SERIES E INVESTORS:


     [COUNTERPART SIGNATURE PAGE TO CAREER CENTRAL THIRD AMENDED AND
                     RESTATED INVESTORS' RIGHTS AGREEMENT]